Exhibit 10.44

STOCK EQUIVALENT PLAN FOR OUTSIDE DIRECTORS OF C. R. BARD, INC. (AS

AMENDED AND RESTATED)

C. R. Bard, Inc. hereby amends and restates the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc. (the “Plan”). The Corporation’s objectives in maintaining the Plan are (a) providing a means of attracting and retaining Outside Directors whose abilities, experience and judgment can contribute to the Corporation’s continued progress and (b) retaining the Outside Director’s continuing counsel following retirement from the Board of Directors.

SECTION 1.    DEFINITIONS.

Except as otherwise specified, or as the context may otherwise require, the following terms have the meanings indicated below for all purposes of the Plan:

1.01    “Account” shall mean a book account maintained by the Committee to disclose the interest of each Participant under the Plan.

1.02     “Annual Unit Credit” shall be defined as in Section 3.01.

1.03    “Beneficiary” shall mean the person (or persons) who are designated by the Director to receive benefits payable upon the Director’s death under this Plan. Such designation shall be made by the Director on a form prescribed by the Corporation. The Director may at any time change or revoke such designation by written notice to the Corporation. If the Director has no living designated beneficiary on the date of Director’s death, then the benefits otherwise payable to the designated beneficiary under this Agreement shall be paid to the Director’s estate.

1.04    “Board of Directors” shall mean the Board of Directors of the Corporation.

1.05    “Cause” shall mean any act or omission (a) in breach of the Outside Director’s duty of loyalty to the Corporation or its Corporate Stockholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by the Outside Director of an improper personal benefit.

1.06    “Change of Control” shall mean a change of control of the nature that would be required to be reported on the Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Act (other than such a change of control involving a Permitted Holder); provided, that, without limitation, a Change of Control shall be deemed to have occurred if:

(a)    any “person” (other than a Permitted Holder) shall become the “beneficial owner”, as those terms are defined below, of capital stock of the Corporation, the voting power of which constitutes 20% or more of the general voting power of all of the Corporation’s outstanding capital stock; or

(b)    individuals who, as of April 21, 2005, constituted the Board (the “Incumbent Board”) cease for any reasons to constitute at least a majority of the Board; provided , that any person becoming a Director subsequent to April 21, 2005, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least three quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, which is or would be subject to Rule 14a-11 of the Regulation 14A promulgated under the Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board.

For	purposes of the definition of Change of Control, the following definitions shall be applicable:

(c)    The term “person” shall mean any individual, group, corporation or other entity.

(d)    For purposes of this definition only, any person shall be deemed to be the “beneficial owner” of any shares of capital stock of the Corporation:

(i) which that person owns directly, whether or not of record, or

(ii) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

(iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

(iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any other person with which that person or such person’s “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

(e)    The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clauses (d)(ii), (iii) and (iv), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

1.07    “Committee” shall mean the Governance Committee of the Board of Directors or such other committee as may be designated by the Board.

1.08    “Corporation Stock” shall mean the common stock, par value $.25 per share, of the Corporation.

1.09    “Effective Date” shall mean January 1, 2017.

1.10    “Fair Market Value” shall mean on a given date, (a) if there should be a public market for Corporation Stock on such date, the arithmetic mean of the high and low prices of Corporation Stock as reported on such date on the composite tape of the principal national securities exchange on which shares of Corporation Stock are listed or admitted to trading, or, if Corporation Stock is not listed or admitted on any national securities exchange, the arithmetic mean of the per share closing bid price and per share closing asked price of Corporation Stock on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of shares of Corporation Stock shall have been reported on the composite tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of shares Corporation Stock have been so reported or quoted shall be used, and (b) if there should not be a public market for shares of Corporation Stock on such date, the Fair Market Value shall be the value established by the Committee in good faith.

1.11    “Outside Director” shall mean a member of the Board of Directors who is not also an employee of the Corporation.

1.12    “Participant” shall mean an Outside Director who has fulfilled the eligibility requirements of Section 2 and whose distributable interest under the Plan has not been fully paid, forfeited or cancelled.

1.13    “Plan” shall mean the Stock Equivalent Plan for Outside Directors of C.R. Bard, Inc., as amended and restated.

1.14    “Pension Plan” shall mean the Employees’ Retirement Plan of C. R. Bard, Inc., as amended and restated.

1.15    “Service” shall mean the number of years that the Outside Director serves on the Board of Directors, commencing on the date of his or her election as an Outside Director and ending on the date of his or her termination as an Outside Director. With regard to an Outside Director who is a former Chief Executive Officer of the Corporation, “Service” means the number of years served as a member of the Board of Directors, commencing on the date of his election as a Director and ending on his termination as an Outside Director. For purposes of determining Service, a partial year shall be rounded up to a full year.

1.16    “Unit” shall mean an unfunded promise to pay an amount of cash equal to one share of Corporation Stock in accordance with the terms of this Plan.

SECTION 2.    ELIGIBILITY.

Each Outside Director who was a Participant on the Effective Date shall continue to be a Participant in the Plan. An individual who becomes an Outside Director after the Effective Date shall become a Participant on the date his or her Service as an Outside Director commences. Except as otherwise provided by the Committee, no Outside Director (other than a former Chief Executive Officer of the Corporation) shall be a Participant if such Outside Director is a participant or former participant under the Pension Plan.

SECTION 3.    GRANT OF UNITS.

3.01    Annual Unit Credits. Each year, effective on the date on which annual stock-based awards are granted pursuant to the 2005 Directors’ Stock Award Plan of C. R. Bard, Inc. (as Amended and Restated) or similar plan then in effect, the Committee shall grant each Participant a number of Units equal to (i) the target dollar amount recommended by the Committee and approved by the Board of Directors (“Annual Unit Credit”); and (ii) divided by the Fair Market Value of Corporation Stock on the date of grant of such Units; provided, however, that, notwithstanding any other provision hereof, in the event that the Board of Directors terminates the Plan effective as of a date other than a December 31 st, the grant of Units for the year of the Plan termination shall be prorated based on the portion of the calendar year that has elapsed through the effective date of the Plan termination.

3.02    Participant Accounts. The Committee shall maintain an Account for each Participant in which Units shall be entered when granted. The Committee shall furnish annually to each Participant a statement of his or her Account. A Participant shall not have any dividend or voting rights with respect to Units credited to his or her Account.

3.03    Grandfathered Benefits. Each Participant who participated in the Retirement Plan for Outside Directors of C. R. Bard, Inc. (the “Prior Plan”) on December 31, 1996 had additional amounts credited to his or her Account as elected, in writing by him or her prior to January 15, 1997.

SECTION 4.    VESTING.

4.01    In General. A Participant shall be vested in the balance in his Account based on his or her Service at termination as an Outside Director according to the following schedule:

Service at Termination	Vested Percentage
Less than 5 years	0%
5 years or more	100%

Any balance in a Participant’s Account which is not vested on the date of his or her termination of Service shall be forfeited.

4.02    Acceleration of Vesting. Notwithstanding the foregoing provisions of this section, each Participant shall be 100% vested in the balance in his or her Account upon the effective date of a Change of Control.

SECTION 5.    AMOUNT AND FORM OF BENEFITS.

5.01    Determination of Distributable Interest. If a Participant elects to receive quarterly installment payments in accordance with Section 6 below, a Participant shall receive a quarterly installment benefit (commencing on the date, and for the period of time set forth in Section 6 below) in an amount equal to the number of vested Units in the Participant’s Account multiplied by the average closing price of the Corporation Stock as listed on the New York Stock Exchange during the six-month period immediately preceding his or her termination date and divided by four times the number of years of the Participant’s Service (each a “Quarterly Installment”). If a Participant does not elect to receive quarterly installments in accordance with Section 6 below, he or she shall receive an amount equal to the present value of all of the Quarterly Installments that he or she would have received had he or she elected quarterly installments, discounted using the 30-year treasury rate as in effect on the date of the Participant’s termination of service as a Director.

5.02    Form of Benefit. All payments under the Plan shall be made in cash.

SECTION 6.    TIME OF PAYMENTS.

6.01    Payment of Benefits. Unless a Participant elects quarterly installment payments pursuant to Section 6.02 or 6.03 below, payment of the Participant’s distributable interest shall be paid in a lump sum payment as of the first day of the calendar quarter next following the later of (a) the date the Participant terminates service as a Director or (b) the date the Participant attains age 55.

6.02    Deferred Payment of Benefits. A Participant may make an irrevocable election to receive distributions of the Participant’s interest under the Plan in equal quarterly installments for a period of years equal to the number of years of the Participant’s Service by filing an election with the Committee. If such election is made prior to the later of the 30th day after the Participant commences participation in the Plan or January 1, 2006, such installment payments shall commence on the first day of the calendar quarter next following the later of (a) the date the Participant terminates service as a Director or (b) the date the Participant attains age 55.

6.03    Subsequent Deferral Elections. If the election described in Section 6.02 is made after the date on which the grant is made, installment payments shall commence as of the first day of the calendar quarter next following the later of (a) five years after the Participant terminates Service or (b) the date the Participant attains age 60. A Participant’s subsequent election to receive benefits in quarterly installments must be made at least twelve months prior to the later of the Participant’s termination of Service or his reaching age 55 in order to be effective. An election by the Participant made within the twelve month period prior to the Participant’s termination of service shall be null and void and the Participant’s benefits under the Plan shall be distributed in a lump sum as described in Section 6.01.

SECTION 7.    INCREASES IN ANNUAL UNIT CREDIT.

If the Annual Unit Credit is increased to an amount higher than that in effect as of the date an Outside Director ceased his or her Service, the Committee may, in its sole discretion, prospectively increase the amount of benefits under the Plan to be paid, or then being paid, to a retired Outside Director to reflect the increase in the Annual Unit Credit.

SECTION 8.    LIMITATION ON ANNUAL UNIT CREDIT.

Notwithstanding any provision of this Plan to the contrary, the maximum aggregate Annual Unit Credit granted to a Participant during a calendar year shall not exceed $150,000.

SECTION 9.    DEATH BENEFITS.

9.01    Post-Termination. If a Participant dies on or after the date payment of the Participant’s distributable interest under the Plan is made or commences, the Participant’s Beneficiary shall receive the Participant’s remaining distributable interest under the Plan in the manner determined under Section 6 and any election of the Participant in effect as of the Participant’s date of death.

9.02    Pre-Termination. If a Participant dies prior to the date payment of the Participant’s distributable interest under the Plan is made or commences, the Participant’s Beneficiary shall receive the payment or payments, if any, the Participant would have received had the Participant terminated Service on the date of the Participant’s death.

SECTION 10.    FORFEITURE OF BENEFITS.

10.01    Removal for Cause. If a Participant is removed as an Outside Director for Cause, as determined by the Board of Directors, the Participant shall forfeit all benefits and rights under the Plan.

10.02    Obligations of Retired Outside Directors. A Participant shall forfeit any unpaid benefits under the Plan if after the Participant ceases to provide Services to the Corporation, the Participant (a) fails to remains available to provide advice and counsel to the Corporation or (b) engages in business activity or other conduct which the Board of Directors determines in its sole and absolute discretion is competitive to the Corporation’s interests following the Participant’s termination of Service; provided, however, that the obligations of this section do not apply after the effective date of a Change of Control or after a Participant’s death.

SECTION 11.    ADJUSTMENTS TO UNITS.

In the event of (a) a reorganization, recapitalization, stock split, stock dividend, combination of Corporate Stocks, rights offering, merger, consolidation or other like change in the corporate structure or capital stock of the Corporation, (b) changes in generally accepted principles of accounting, (c) an extraordinary, nonrecurring event, such as a merger or sale or purchase of assets, resulting in an adjustment to the net book value of a Corporate Stock of Corporation Stock which, in the opinion of the Committee, inequitably affects the value of a Unit, or (d) a Change of Control, the Committee shall have the power and authority to make such adjustment, as it may deem appropriate, in the number of Units then credited to a Participant’s Account or in the net book value in order to preserve for each Participant rights substantially proportionate to such Participant’s rights existing prior to such event, provided however that in the event of a Change of Control in no event shall the net book value be an amount less than the net book value immediately preceding the Change of Control.

SECTION 12.    ADMINISTRATION.

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that such subcommittee shall consist solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code; provided, however , that the failure of the subcommittee to be so constituted shall not impair the validity of any benefit made by such subcommittee. Subject to the provisions of the Plan, the Committee shall have exclusive power to determine the amount of, or method of determining, the benefit to be paid to the Participants. The Committee is authorized to interpret the Plan, to establish, amend or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority, consistent with the provisions of the Plan, to establish the terms and conditions of any benefit and to waive any such terms or conditions at any time. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of benefit paid under this Plan.

SECTION 13.    UNFUNDED PLAN.

13.01    Any benefit under this Plan is intended to constitute an “unfunded” deferred compensation benefit for Outside Directors and as such, to be exempt from ERISA.

13.02    Any amount due and payable pursuant to the terms of the Plan shall be paid out of the general assets of the Corporation. The Participants and any Beneficiaries shall not have an interest in any specific asset of the Corporation or any specific asset held hereunder as a result of this Plan. The Corporation shall have no obligation to set aside any funds for the purpose of making any benefit payments under this Plan. Nothing contained herein shall give the Participant or any Beneficiaries any rights that are greater than those of an unsecured creditor of the Corporation with respect to any unpaid benefits under this Plan. No action taken pursuant to the terms of this Plan shall be construed to create a funded arrangement, a plan asset, or fiduciary relationship among the Corporation, its designee, and the Participants or any Beneficiaries.

SECTION 14.    AMENDMENT AND TERMINATION.

The Board of Directors reserves the right, at any time and from time to time, to alter, amend or terminate this Plan in whole or in part; provided, however, that no such action may reduce or eliminate the vested Account balance of any Participant.

SECTION 15.    DISPUTE RESOLUTION.

15.01    Arbitration.

(a)    The parties agree that any dispute or claim concerning this Plan or the terms thereof, including whether such dispute or claim is arbitrable, will be settled by arbitration. The arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. Either party shall make a demand for arbitration by giving a demand in writing to the other party.

(b)    The parties may agree upon one arbitrator, but in the event that they cannot agree, there shall be three, one named in writing by each of the parties and a third chosen by the two arbitrators. Should either party refuse or neglect to join in the appointment of the arbitrator(s) or to furnish the arbitrator(s) with any papers or information demanded, the arbitrator(s) are empowered by both parties to proceed ex parte. The arbitrators shall be persons who have a minimum of five years’ experience in resolving pension trust disputes during the ten years immediately preceding the dispute.

(c)    Arbitration shall take place in the Borough of New Providence, State of New Jersey, and the hearing before the arbitrator(s) of the matter to be arbitrated shall be at the time and place within said Borough as is selected by the arbitrator(s).

(d)    At the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence and discovery applicable to judicial proceedings shall not be applicable. Evidence may be admitted or excluded in. the sole discretion of the arbitrator(s). Said arbitrator(s) shall hear and determine the matter and shall execute and acknowledge their binding award in writing and cause a copy thereof to be delivered to each of the parties. The decision of the arbitrator(s) including determination of amount of any damages suffered shall be exclusive, final and binding upon both parties, their heirs, executors, administrators, successors, and assigns.

(e)    A judgment confirming the award of the arbitrator(s) may be rendered by any court having jurisdiction; or such court may vacate, modify, or correct the award in accordance with the prevailing laws of the State of New Jersey. To the extent that any language contained in this arbitration clause shall be inconsistent with any provision of NJS 2A:24-1 et seq. or any provision of the Commercial Arbitration Rules referred to herein, it is the intention of the parties hereto that the subsequent inconsistent provision of this clause shall control.

(f)    Notwithstanding anything contrary in this Plan, this section is in no way an attempt to limit discovery which shall be at the sole discretion and prior approval of the arbitrator(s) and his (their) rulings on discovery shall be binding; however, he (they) is (are) to be guided by the most expeditious manner in resolving disputes under this Plan.

15.02    Costs and Attorney Fees.

The costs of such arbitration shall be borne by the Corporation. In the event that the Outside Director shall be the prevailing party in any arbitration or any action at law or in equity to enforce an arbitration award, the Corporation shall pay the Outside Director all costs, expenses and reasonable attorneys’ fees incurred therein by such Outside Director including, without limitation, such costs, expenses and fees on any appeals.

SECTION 16.    TRANSFERABILITY.

Neither the Outside Director nor the Outside Director’s Beneficiary or estate shall have any right to commute, sell, assign, transfer or otherwise convey the rights to receive any payment hereunder, which payments and all the rights thereto are expressly declared to be non-assignable and non-transferable, and in the event of any attempted assignment or transfer, the Corporation shall have no further liability hereunder. No benefit payment shall, in any manner be subject to garnishment, attachment, execution, levy, debts, contracts, liabilities, engagements or torts of the Outside Director or the Outside Director’s designated beneficiary or estate.

SECTION 17.    ASSIGNMENT.

Except as herein provided, this Plan shall be binding upon the parties hereto, their heirs, executors, administrators, successors (including but not limited to successors resulting from any corporate merger or acquisition) or assigns.

SECTION 18.    NO RIGHTS TO CONTINUED DIRECTORSHIP.

Nothing in this Plan shall confer upon a Outside Director any right to continue to service as a member of the Board of Directors or any committee of the Board of Directors, to be retained by the Corporation as a consultant or to be employed by the Corporation as an employee and shall not interfere in any way with the right of the Corporation to terminate the Outside Director’s service as a member of the Board of Directors or any committee of the Board of Directors as set forth in the by-laws of the Corporation or the Outside Director’s consulting or employment relationship with the Corporation, if any, at any time.

SECTION 19.    NOTICES.

Any notice required or permitted under this Plan shall be deemed given when delivered personally, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to the Outside Director at his or her address hereinabove set forth or such other address as he or she may designate in writing to the Corporation, or to the Corporation, Attention: Secretary, at 730 Central Avenue, Murray Hill, New Jersey 07974, or such other address as the Corporation may designate in writing to the Outside Director.

SECTION 20.    GOVERNING LAW.

This Plan shall be governed by and construed according to the laws of the State of New Jersey, determined without regard to its conflicts of law rules.